Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
SUPERVALU INC.:
We consent to the incorporation by reference in this Registration Statement on Form S-3 of SUPERVALU INC. of our report dated December 16, 2016, relating to the consolidated financial statements of Unified Grocers, Inc. and subsidiaries, included in the Amendment No. 1 to the Current Report on Form 8-K of SUPERVALU INC. filed September 8, 2017, with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Los Angeles, California
June 12, 2018